SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PRGX GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 28, 2016

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 28, 2016, at 9:00 a.m., for the following purposes:

1.	To elect two Class II directors to serve until the Annual Meeting of Shareholders to be held in 2019, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2016;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 21, 2016 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors,

Joseph E. Whitters, Chairman

May 6, 2016

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 28, 2016

GENERAL INFORMATION

The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2016 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 28, 2016, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2016 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 6, 2016. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $15,000, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 21, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 21,944,500 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors or the Company’s Say-on-Pay proposal. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 21, 2016, shares owned by current executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 9.62% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted a valid notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws. On February 5, 2016, we received notice from one of our shareholders, VCM Group, LLC (“VCM”), that it intended to nominate, on its own proxy statement, four nominees for election to the Board of Directors of the Company at the 2016 Annual Meeting. We determined that the notice was invalid because VCM was not a shareholder of record at the time of giving notice of its nominations, as is required by our Bylaws, and provided VCM written notice of our determination on February 19, 2016. To date we have received no further communications from VCM.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 28, 2016

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has seven directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect two directors to serve as Class II directors. The terms of Mylle H. Mangum and Ronald E. Stewart, currently serving as Class II directors, will expire at the annual meeting unless they are re-elected. The term of Patrick G. Dills, currently serving as a Class II director, will expire at the annual meeting. Mr. Dills will continue to serve as a director and as a member of Audit Committee through the 2016 Annual Meeting of the Shareholders, but he is not standing for re-election.

The persons named in the proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 28, 2016, to serve as Class II directors will each serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class II Directors are:

Nominee	Age	Service as Director
Mylle H. Mangum(1)(2)	67	Since January 2013
Ronald E. Stewart	61	Since November 2012

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
David A. Cole(2)(3)	73	Class III	2017	Since February 2003
William F. Kimble(1)	56	Class III	2017	Since April 2015
Gregory J. Owens(3)	56	Class I	2018	Since March 2015
Joseph E. Whitters(1)(2)	58	Class I	2018	Since January 2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Information about Nominees for Election as a Class II Director

Mylle H. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is the Company’s President and Chief Executive Officer. He was appointed interim President and interim Chief Executive Officer of the Company on November 15, 2013 and became the Company’s permanent President and Chief Executive Officer effective as of December 13, 2013. In addition to his roles with the Company, Mr. Stewart is an investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future. Mr. Stewart also brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies and valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

Information about the Class II Director whose Term will Expire at the 2016 Annual Meeting of Shareholders

Patrick G. Dills served as Chairman of the Board of Ameritox Ltd., a laboratory and leader in pain medication monitoring from 2012 to January 2016. Mr. Dills formerly served as Chairman of the Board of Paradigm Management Services, LLC, and as Executive Chairman and a director of One Call Medical (formerly MSC Group, Inc.). Mr. Dills served as the Chairman of the Board of the Company from 2008 to 2015 and as Interim President and Chief Executive Officer of the Company in 2008 and 2009. Mr. Dills also served in several senior executive positions at First Health Group Corp. Mr. Dills’ last positions were President of CCN (Community Care Networks) and President of Health Net Plus, now owned by Aetna.

Mr. Dills has extensive experience serving in senior leadership and management roles of several companies. Through this service, his service as a member of the Compensation and Audit Committees of Paradigm Management Services, LLC, and his prior service as a director of a public company, Mr. Dills has developed excellent leadership and risk oversight skills and a solid understanding of corporate governance matters.

Information about the Class III Directors whose Terms will Expire at the 2017 Annual Meeting of Shareholders

David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole formerly served as a director of AMB Property Corporation, a global owner and operator of industrial real estate, until its merger with Prologis, Inc. in 2011. Mr. Cole currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.

Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his prior service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.

William F. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

Information about the Class I Directors whose Terms will Expire at the 2018 Annual Meeting of Shareholders

Gregory J. Owens is currently serving as the Chairman and Chief Executive Officer of IronPlanet, a leading online marketplace for used heavy equipment. Prior to serving in his current role at IronPlanet, Mr. Owens served as Managing Director of RedZone Capital, a private equity company focused on turning around and growing under-performing companies. Prior to RedZone Capital, Mr. Owens served as Chairman and Chief Executive Officer of Manugistics Group Inc., a publicly traded global enterprise software solutions company. Mr. Owens also previously served as Global Managing Partner Supply Chain Management of Andersen Consulting (now Accenture). Mr. Owens has received numerous awards from the business community including: Maryland Technology CEO of the Year, Washington Titan of Business and Mid-Atlantic Technology Entrepreneur of the Year.

Mr. Owens brings broad business experience to the Board as a result of his having held numerous executive level roles for several companies. Mr. Owens also brings to the Board many years of experience serving on boards of directors, including his previous service as a director of S1 Corporation, a publicly traded software company, and his current and past service on the board of directors of a number of private companies, primarily in the software industry.

Joseph E. Whitters is Chairman of the Board of PRGX Global, Inc. Mr. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services, and as a director of Air Methods Corporation, an air medical transportation company. From 2003 to 2013, Mr. Whitters served as a director of Omnicell, Inc., a company providing comprehensive automation and business analytics software for medication and supply management in the healthcare industry.

Mr. Whitters is a CPA and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2016 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2016 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if he or she desires to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on May 24, 2011, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual “Say-on-Pay” votes. At our annual meeting of shareholders held on June 16, 2015, our shareholders approved our “Say-on-Pay” resolution with approximately 98.3% of the votes cast approving the 2014 executive compensation described in our 2015 proxy statement. In determining executive compensation for 2016, the committee has considered and will continue to consider the shareholder support that the “Say-on-Pay” proposal received at the 2015 annual meeting of shareholders. This strong support from our shareholders confirms our belief that our compensation programs are reasonable, effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee;

•	A pay philosophy that seeks to emphasize variable over fixed compensation;

•	A pay mix that seeks to provide both short-term and long-term incentives;

•	Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance;

•	A redesign of long-term incentive awards in 2015 to more closely tie executive compensation to the Company’s long-term operational performance by replacing traditional grants of service-based stock options and restricted stock or restricted stock units with performance-based restricted stock units (“PBUs”), which will vest, if at all, only upon the attainment of certain levels of Company-adjusted EBITDA (excluding the Healthcare Claims Recovery Audit (“HCRA”) business);

•	An equity plan that prohibits re-pricing without shareholder approval;

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up; and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the SEC, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Ms. Mangum and Messrs. Cole, Dills, Kimble, Owens and Whitters. In determining Mr. Owens’ independence, the Board considered that Mr. Stewart, the Company’s President and CEO, is an investor in IronPlanet, a privately held company for which Mr. Owens currently serves as Chairman and CEO. The Board determined that Mr. Stewart’s investment, which represents less than 0.2% of the ownership of the company, was immaterial and did not impair Mr. Owens’ independence.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2015, there were six meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2015 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation for the fiscal year ended December 31, 2015, with respect to those directors that served during the year. Information with respect to the compensation of Mr. Stewart is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Stewart does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash	Stock Awards(1)(2)	Option Awards(3) (4)	All Other Compensation	Total
	($)	($)	($)	($)	($)
David A. Cole	51,500	—	86,233	—	137,733
Patrick G. Dills	88,167	—	86,233	—	174,400
Archelle Georgiou Feldshon(5)	43,333	—	86,233	—	129,566
William F. Kimble	31,000	38,983	97,721	—	167,704
Mylle H. Mangum	55,666	—	86,233	—	141,899
Philip J. Mazzilli, Jr.(6)	32,167	—	—	—	32,167
Gregory J. Owens	32,500	46,378	101,441	—	180,319
Joseph E. Whitters	89,000	—	86,233	—	175,233

(1)

The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Upon his election to the Board in March 2015, Mr. Owens received (x) 2,849 shares of restricted stock which vested on June 16, 2015, the date of the 2015 Annual Meeting of Shareholders, and (y) as a one-time election grant, an additional 8,546 shares of restricted stock which vest on March 16, 2018. Upon his election to the Board in

April 2015, Mr. Kimble received (x) 1,424 shares of restricted stock which vested on June 16, 2015, the date of the 2015 Annual Meeting of Shareholders, and (y) as a one-time election grant, an additional 8,546 shares of restricted stock which vest on April 21, 2018.
(2)	The number of unvested stock awards outstanding as of December 31, 2015 for each director other than Mr. Stewart was as follows: Mr. Cole, 0, Mr. Dills, 0, Mr. Kimble, 8,546, Ms. Mangum, 0, Mr. Owens, 8,546, and Mr. Whitters, 0.
(3)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 15, 2015, each director received 35,000 stock options with an exercise price of $4.50 which vest on the earlier of (a) June 15, 2016 and (b) the date of, and immediately prior to, the 2016 Annual Meeting of Shareholders. Upon his election to the Board in March 2015, Mr. Owens also received (x) 2,849 stock options with an exercise price of $4.07 which vested on June 16, 2015, the date of the 2015 Annual Meeting of Shareholders, and (y) as a one-time election grant, an additional 8,546 stock options with an exercise price of $4.07, which vest on March 16, 2018. Upon his election to the Board in April 2015, Mr. Kimble also received (x) 1,424 stock options with an exercise price of $3.91 which vested on June 16, 2015, the date of the 2015 Annual Meeting of Shareholders, and (y) as a one-time election grant, an additional 8,546 stock options with an exercise price of $3.91, which vest on April 21, 2018.
(4)	The aggregate number of option awards outstanding as of December 31, 2015 for each director other than Mr. Stewart was as follows: Mr. Cole, 85,421, Mr. Dills, 76,875, Mr. Kimble, 44,970, Ms. Mangum 64,199, Mr. Owens, 46,395, and Mr. Whitters 64,199.
(5)	Dr. Georgiou resigned from the Board of Directors on December 16, 2015.
(6)	Mr. Mazzilli’s term as a Class I director expired at the 2015 annual meeting of the shareholders held on June 16, 2015, and Mr. Mazzilli did not stand for re-election at such meeting.

Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $60,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 15, 2015, the Company granted options to purchase 35,000 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors whose service on the Board was continuing beyond the 2015 annual meeting of shareholders (Ms. Mangum, Messrs. Cole, Dills, Kimble, Owens and Whitters and Dr. Georgiou). All of the options granted to the directors on June 15, 2015 have an exercise price of $4.50 and will vest on the earlier of (a) June 15, 2016 and (b) the date of, and immediately prior to, the 2016 Annual Meeting of Shareholders. These options will expire on June 14, 2022.

Upon his appointment to the Board on March 16, 2015, the Company granted Gregory J. Owens (a) 2,849 shares of restricted stock and options to purchase 2,849 shares of the Company’s common stock, both of which vested on June 16, 2015, and (b) as a one-time election grant, an additional 8,546 stock options and an additional 8,546 shares of restricted stock, both of which vest on March 16, 2018. The options granted to Mr. Owens have an exercise price of $4.07 and the grant of 2,849 options will expire on March 15, 2021, while the grant of 8,546 options will expire on March 15, 2022.

Upon his appointment to the Board on April 21, 2015, the Company granted William F. Kimble (a) 1,424 shares of restricted stock and options to purchase 1,424 shares of the Company’s common stock, both of which vested on June 16, 2015, and (b) as a one-time election grant, an additional 8,546 stock options and an additional 8,546 shares of restricted stock, both of which vest on April 21, 2018. The options granted to Mr. Kimble have an exercise price of $3.91 and the grant of 1,424 options will expire on April 20, 2021, while the grant of 8,546 options will expire on April 20, 2022.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Whitters) and a Chief Executive Officer (Mr. Stewart) who also serves on the Company’s Board. We believe that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. In September 2015, the Nominating and Corporate Governance Committee amended the stock ownership guidelines for the Company’s non-employee directors to more closely align them with the ownership guidelines that were adopted for executive officers in September 2011. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than the lesser of (x) four times the amount of the annual retainer paid to the non-employee director for Board service or (y) 25,000 shares of the Company’s common stock. Directors have five years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. One-third of vested options count toward satisfaction of the guidelines, but restricted stock units, unvested shares of restricted stock and unvested stock options do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2015, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of three independent directors: Messrs. Dills, Kimble and Whitters. Mr. Dills currently serves as Chairman of the Audit Committee, and the Board has designated Mr. Whitters and Mr. Kimble as “audit committee financial experts,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2015. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Cole and Whitters and Ms. Mangum. Mr. Whitters is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held seven meetings in 2015. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan and the Short-Term Incentive Plan, and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2015 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Ms. Mangum and Messrs. Cole and Owens. Ms. Mangum serves as Chairman of the NCG Committee. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. The NCG Committee met four times in 2015. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. On February 5, 2016, we received notice from VCM that it intended to nominate, on its own proxy statement, four nominees for election to the Board at the 2016 Annual Meeting. We determined that the notice was invalid because VCM was not a shareholder of record at the time of giving notice of its nominations, as is required by our Bylaws, and provided VCM written notice of our determination on February 19, 2016. To date we have received no further communications from VCM. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2017 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 8, 2017 and no later than February 7, 2017.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2015, the Audit Committee:

•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

AUDIT COMMITTEE

Patrick G. Dills, Chairman

William F. Kimble

Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other executive officers of the Company. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.

Executive Summary

Pay-For-Performance Compensation Philosophy

We have a pay-for-performance compensation philosophy and strive to have executive compensation programs and practices that will align executive pay with Company performance. In recent years, the Compensation Committee has made significant efforts to further strengthen the alignment of executive compensation with the financial performance of the Company, including (i) heavily weighting stock options in the mix of equity awards granted to executive officers in 2014, with two-thirds of the stock options having exercise prices exceeding the grant date market value of the underlying shares (i.e., “premium-priced” options), (ii) replacing traditional service-based vesting grants of stock options and restricted stock grants with grants of performance-based vesting restricted stock units (“PBUs”) in 2015, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA, and (iii) requiring the attainment of an established adjusted EBITDA threshold prior to any bonuses being paid out under the 2015 Short-Term Incentive Plan, regardless of whether revenue thresholds were met by the Company. As previously reported, the Company’s recent financial performance has not met the Company’s expectations. Our performance in 2015 was hurt by a number of factors, including a slower than planned ramp-up in our adjacent services offerings such as spend analytics, delays in converting recovery audit claims to revenue, particularly in Europe, the bankruptcy of a large client, delays in onboarding several new clients, audit scope restrictions and lower contingency fee rates at several clients, and stepped-up enforcement of regulations impacting UK grocers. The strong linkage between the Company’s recent financial performance and executive compensation is reflected in the following executive compensation highlights from fiscal years 2013 through 2015:

1. No Pay Increases for our Chief Executive Officer and Only Small Pay Increases for Other Executive Officers. Our Chief Executive Officer (“CEO”) has not received an increase in his base salary since he was appointed to the position of CEO in 2013. Our other executive officers have received only small annual increases to their base salaries in each of the previous three years.

2. No Payouts Under the Short Term Incentive Plans for 2013 and 2015 and Only Modest Payouts for 2014. Based on the Company’s failure to achieve the minimum financial performance targets for fiscal years 2013 and 2015, no annual cash incentives were paid to the Company’s executive officers under the Short-Term Incentive Plans for such years. Modest annual cash incentives were earned by our executive officers for 2014, although our CEO declined to accept his annual incentive bonus earned for 2014.

3. Stock Options Granted in the Last Three Years Have Not Generated Any Value to Recipients. As of December 31, 2015, all of the stock options granted to our named executive officers during the last three years were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date.

4. Payout for the PBUs Granted in 2015 is Unlikely. In 2015 the Compensation Committee granted PBUs, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA for the two-year performance period ending December 31, 2016. Based on the Company’s financial results for 2015, the Company has determined that it is “not probable” that the threshold performance level will be achieved as of the end of the performance period and therefore, it is unlikely that any of the PBUs will vest and become payable.

2015 Compensation Overview

In 2015, the Compensation Committee took the following actions with respect to our executive compensation program:

•	small increases to the base salaries of our executive officers as a group, excluding our CEO;

•	no increases to short-term incentive opportunities as a percentage of salary;

•	continuation of adjusted EBITDA and revenue as the financial measures for the Short-Term Incentive Plan;

•	a determination that the 2015 financial results from the Company’s Healthcare Claims Recovery Audit (“HCRA”) segment would be excluded from the calculation of revenue and adjusted EBITDA when calculating financial performance objectives under the Short-Term Incentive Plan and any long-term incentive awards due to the Company’s decision to exit this portion of the Company’s business in early 2015; and

•	a redesign of the Company’s long-term incentive awards to more closely tie executive compensation to the Company’s long-term operational performance by granting PBUs, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA over a two-year performance period, in lieu of stock options and restricted stock or restricted stock units that vest solely with the passage of time.

Compensation Actions for 2016

In 2016, the Compensation Committee has considered and expects to continue to consider the following factors, among others, in making executive compensation decisions:

•	the Committee’s goal to maintain a strong linkage between Company financial performance and executive pay;

•	the Board of Directors’ expectations for the Company’s financial performance;

•	the roles, responsibilities and performance of executive officers;

•	the limited number of shares available for grant under the Company’s shareholder-approved equity plan; and

•	market data regarding competitive compensation for the Company’s executive officers.

Based on these factors and the Company’s 2015 Say-on-Pay vote, in which approximately 98.3% of the shares voted by shareholders approved the Company’s executive compensation program, the Compensation Committee has made the following decisions with respect to the Company’s executive compensation in 2016:

•	following the annual executive compensation review in March 2016, the base salaries of our CEO and our Senior Vice President – Global Client Operations were not increased and the salaries for our other executive officers were increased only modestly (i.e. generally 3% to 4%, with one executive officer whose base salary was below the 50th percentile benchmark receiving an increase of approximately 8%);

•	the target short-term incentive opportunity for each of our Chief Financial Officer and our Senior Vice President – Global Client Operations for 2016 was increased from 50% to 55% of such executive officer’s respective base salary;

•	long-term incentive awards were granted to executive officers on March 31, 2016 consisting entirely of PBUs, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA from continuing operations and revenue from continuing operations for the two-year period ending December 31, 2017 and will be settled 43% in stock and 57% in cash;

•	the continuation of adjusted EBITDA and revenue as the financial measures for the Company’s Short-Term Incentive Plan; and

•	the amendment of our CEO’s executive employment agreement to extend the term of his agreement until December 31, 2018, increase the target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 stock appreciation rights, which vest and become payable in cash on June 30, 2018.

Any references to the Company’s revenue or adjusted EBITDA in this Compensation Discussion and Analysis section of the proxy statement shall be deemed to exclude the financial results of the HCRA business, which was discontinued as of December 31, 2015.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our executive officers, as well as strengthen the mutuality of interests between our executive officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our executive officers with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards executive officers for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of executive officer compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and grants of long-term equity incentive awards. Since 2006, the Compensation Committee has tied the bonus opportunity under our Short-Term Incentive Plan to the achievement of certain financial performance objectives and in 2015 the Compensation Committee decided to tie the vesting of long-term equity grants to financial performance of the Company by granting PBUs, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA over a two-year performance period. We describe our 2015 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2015 Short-Term Incentive Plan” and describe the 2015 equity grants in more detail under “Long-Term Equity Incentive Compensation – Grant of PBUs.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables, including the recent performance and strategic fit of the named executive officers, considered by the Committee when making compensation decisions.

Overview of Executive Compensation Program

We have designed our compensation program to provide our executive officers with a combination of cash (salary and short-term incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2015, our executive officer compensation program primarily consisted of the following elements:

•	base salary;

•	cash Short-Term Incentive Plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual cash short-term incentive opportunities;

•	align the interests of executive officers with the long-term interests of the shareholders through the grant of equity incentive awards; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2015 were as follows:

Name	Title
Ronald E. Stewart	President and Chief Executive Officer
Peter Limeri	Chief Financial Officer and Treasurer
Michael Cochrane	Senior Vice President – Global Client Operations
Victor A. Allums	Senior Vice President and General Counsel
Michael Reene*	Senior Vice President – Growth and Market Development
Catherine Lee**	Senior Vice President – Human Resources

*	Mr. Reene was the Company’s Senior Vice President – Growth and Market Development until he left the Company effective January 25, 2016.
**	Ms. Lee was the Company’s Senior Vice President – Human Resources until she left the Company effective September 30, 2015.

CEO Realizable Pay

We believe that the following table provides important supplemental information demonstrating the strong alignment between our executive compensation and Company performance. The following table compares, and details the significant differences between, the total direct compensation of our CEO over the last three years and the realizable pay of our CEO over the same period. For purposes of the table below, total direct compensation is comprised of the compensation reported in the Summary Compensation Table with respect to Mr. Stewart’s base salary and equity grants plus his target bonus opportunity under the Short-Term Incentive Plan for such year. Realizable pay is intended to measure the actual amount of pay that Mr. Stewart actually received or can reasonably expect to receive and consists of base salary, actual cash bonus payouts, and the actual amount of pay delivered from equity awards, including a current estimate of value of awards that have either not yet vested or have not yet been earned. The information contained in the table below is supplemental information and is not a substitute for the information reported in the Summary Compensation Table or other information required to be reported by the SEC.

As shown below, our CEO’s realizable pay has been substantially below the total direct compensation because (a) total direct compensation includes the target cash bonus opportunity for Mr. Stewart under the Short-Term Incentive Plan without regard to whether such amount was earned and resulted in actual compensation, and (b) the Summary Compensation Table requires the inclusion of (i) the grant date fair value of PBUs at the target level of financial performance even though the Company has determined that it is “not probable” that the level of financial performance required for the vesting and payment of any of the PBUs will be achieved for the performance period ending December 31, 2016, and (ii) the grant date fair value of stock options as calculated in accordance with GAAP. However, realizable pay reflects only the amounts, if any, actually received by Mr. Stewart through cash bonus payouts under the Short-Term Incentive Plan and the exercise of stock options plus the estimated fair market value of outstanding stock options as of each fiscal year end.

	2013				2014				2015
	Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay
Base Salary	$58,326		$58,326		$515,000		$515,000		$515,000		$515,000
Cash Bonus	$0	(1)(2)	$0	(2)	$386,250	(1)	$0	(3)	$386,250	(1)	$0	(4)
Options	$266,390	(5)	$0	(6)	$904,733	(5)	$0	(6)	—		—
Restricted Stock	$981,000	(5)	$589,791	(7)	—		—		—		—
PBUs	—		—		—		—		$1,040,000	(8)	$0	(9)
Total	$1,305,716		$648,117		$1,805,983		$515,000		$1,941,250		$515,000
Realizable Pay as % of Total Direct Compensation	49.6%				28.5%				26.5%

(1)	Reflects amounts disclosed in the Grants of Plan-Based Awards table in the respective proxy statement.
(2)	Mr. Stewart did not participate in the 2013 Short-Term Incentive Plan.
(3)	Mr. Stewart voluntarily chose not to accept his earned bonus for 2014.
(4)	Based on the Company’s failure to achieve the minimum performance EBITDA target for fiscal year 2015, no annual cash incentives were earned or paid to our CEO under the 2015 Short-Term Incentive Plan.
(5)	This amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2015. The 2013 awards were made in connection with Mr. Stewart being named President and CEO of the Company in December 2013.
(6)	As of December 31, 2015, all of the stock options granted to our CEO during fiscal years 2013 through 2015 were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date, and as such the stock options have been attributed a value of $0.
(7)	This amount is based on the closing market price of the Company’s common stock on December 31, 2015, which was $3.72 per share.
(8)	This amount represents the grant date fair value of awards at the target level of financial performance in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2015.

(9)	The $0 value attributed to the PBUs reflects the determination as of the end of the first fiscal year of the two-year performance period, that achievement of even the threshold financial performance goal is not probable.

In summary, a very large portion of our CEO’s total direct compensation represents an estimate of potential pay, without regard to the extent to which or whether the amounts will ever result in actual compensation in the future, and the information provided in the above table demonstrates that much of the CEO’s total direct compensation for fiscal years 2013 through 2015 has not been realized, and in some cases, is unlikely to ever be realized. The compensation of our other named executive officers is comprised of similar components and thus the realizable pay of our other named executive officers has also been substantially below the total direct compensation of our named executive officers for fiscal years 2013 through 2015.

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. Pearl Meyer is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee and has presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program. We have inquired and confirmed that there are no conflicts of interest between any of our directors or executive officers and Pearl Meyer.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time Pearl Meyer provides compensation data for a “peer group” of publicly traded companies. In 2013, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any changes or updates to the peer group. In December 2013, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, company size and business models of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services, healthcare technology and information technology services companies as the Company’s peer group for compensation reference purposes:

CRA International Inc.	Navigant Consulting, Inc.
Computer Programs & Systems Inc.	Performant Financial Corp.
HMS Holdings Corp.	PROS Holdings Inc.
Hackett Group, Inc.	RCM Technologies Inc.
Huron Consulting Group, Inc.	Resources Connection Inc.
Mattersight Corp.	ServiceSource International Inc.

Compensation of the CEO. On November 15, 2013, following the departure of our former President and CEO, the Board of Directors appointed Ronald Stewart, a member of our Board of Directors since November 2012, to serve as interim President and interim CEO until the Board of Directors appointed a permanent President and CEO. On December 13, 2013, the Board of Directors announced the appointment of Mr. Stewart as our President and CEO, effective December 13, 2013.

In connection with the appointment of Mr. Stewart as our President and CEO, the Compensation Committee consulted with Pearl Meyer regarding the design of Mr. Stewart’s compensation arrangement. The Compensation Committee also took into consideration Mr. Stewart’s abilities and experience and his knowledge of the Company through his service as a director, as well as the results of the Company’s 2013 Say-on-Pay vote and feedback from a number of our large shareholders regarding the compensation of our former President and CEO. Mr. Stewart’s overall compensation package was established through arm’s length negotiations with the Compensation Committee, and was reflected in an employment agreement with Mr. Stewart. While it is an attractive and competitive compensation arrangement, it includes a lower base salary and lower target and maximum short-term incentive opportunities than were part of the compensation arrangements with the Company’s previous President and CEO. Mr. Stewart’s employment agreement provides for an annual base salary of $515,000 and an annual target performance bonus equal to 75% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Short-Term Incentive Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.

In addition to his salary and annual performance bonus, the Compensation Committee also granted on December 13, 2013, the day that he was named permanent President and CEO, a one-time equity grant of 100,000 non-qualified stock options and 150,000 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $6.54, which was the closing price of the Company’s common stock on the date of the grant. One-third of the non-qualified stock options vested on June 15, 2015 and the remaining non-qualified stock options will vest in equal one-half increments on each of June 15, 2016 and 2017. The shares of restricted stock vest in full on the third anniversary of the date of the grant.

On June 27, 2014, as part of its annual equity grant process, the Compensation Committee granted Mr. Stewart 500,000 non-qualified stock options. One-third of the non-qualified stock options vested on June 27, 2015 and the remaining non-qualified stock options will vest in equal one-half increments on each of June 27, 2016 and 2017. The non-qualified stock options have a six-year term and have exercise prices equal to the closing price of the Company’s common stock on the date of the grant, or $6.36, for the options that vested on June 27, 2015, 110% of the closing price of the Company’s common stock on the date of the grant, or $6.99, for the options vesting on June 27, 2016 and 120% of the closing price of the Company’s common stock on the date of the grant, or $7.63, for the options vesting on June 27, 2017.

Based on the Company’s financial performance in 2014, the named executive officers earned bonuses between the threshold and target level for the revenue portion of the 2014 Short-Term Incentive Plan; however, Mr. Stewart voluntarily chose not to accept his earned bonus for 2014.

On March 30, 2015, as part of its annual equity grant process, the Compensation Committee granted Mr. Stewart 260,000 PBUs. The PBUs vest, if at all, only upon the attainment of certain levels of adjusted EBITDA for the two-year period ending December 31, 2016. We discuss the 2015 annual equity grants in more detail under “Long-Term Equity Incentive Compensation – Grant of PBUs.”

The Compensation Committee reviews the performance and compensation of our CEO each year. In evaluating the compensation of the CEO, the Compensation Committee considers factors such as his skills, relevant experience and recent performance, as well as market compensation data. See “Employment Arrangements” below for a description of the Company’s employment agreement with Mr. Stewart.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee, in consultation with the CEO, considers the skills, relevant experience and qualifications of the officer, as well as market compensation data, the recommendations of Pearl Meyer and the compensation arrangement with the executive officer’s former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The CEO annually reviews the performance of the other executive officers, including our named executive officers. The Compensation Committee, in consultation with the CEO, then determines the amount of compensation for the other executive officers, including our other named executive officers, for the upcoming year. With respect to these executive officers, the Compensation Committee and the CEO consider multiple factors in establishing the terms of their compensation packages, including the skills, relevant experience, recent performance and strategic fit of each executive officer at the Company, as well as market compensation data.

The compensation packages for Messrs. Limeri, Cochrane and Allums are reflected in their employment agreements entered into in September 2014, April 2014 and November 2008, respectively. See “Employment Arrangements” below for a description of the Company’s employment agreements with its named executive officers.

2015 Compensation Decisions

In March 2015, after reviewing the performance of each executive officer and reviewing relevant market compensation information, the Compensation Committee decided not to increase the base salary of the CEO and to make only small increases (i.e. from 1% to 3%) to the salaries of the other executive officers, including the Company’s named executive officers, as described in more detail below under “Base Salary.”

The Compensation Committee also made equity grants to its executive officers in March 2015. In an effort to more closely tie executive long-term compensation to the Company’s long-term operational performance, the Compensation Committee elected to redesign annual long-term incentive awards by replacing stock options and restricted stock or restricted stock units that vest solely with the passage of time with PBUs, which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA that the Company achieves for the two-year performance period ending December 31, 2016, as more fully described below under “Long-Term Equity Incentive Compensation – Grant of PBUs”. In making the equity grants, the Compensation Committee focused on a number of factors, including the projected growth of the Company’s adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the Company’s 2008 Equity Incentive Plan and the aggregate retention strength of all unvested equity held by executive officers. After the Compensation Committee determined that the CEO’s grant would consist of 260,000 PBUs, the CEO made recommendations to the Compensation Committee for grants to other executive officers and employee grantees. After considering the CEO’s recommendation and other relevant information, the Compensation Committee determined the amount of the equity grants to each of our executive officers.

In May 2015, the Compensation Committee approved the material terms of the 2015 Short-Term Incentive Plan, as described below under “Cash Bonus – 2015 Short-Term Incentive Plan.” The Compensation Committee included adjusted EBITDA and revenue objectives in the 2015 Short-Term Incentive Plan as the criteria for the amounts of the actual bonus payouts, if any, to individual named executive officers and other plan participants. Both revenue and adjusted EBITDA objectives were included in the design of the 2015 Short-Term Incentive Plan to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers market compensation information, including data regarding compensation paid by our peer group. As described above, our CEO’s base salary was determined through arm’s length negotiations in connection with the negotiation of his Employment Agreement, and the Compensation Committee did not increase the CEO’s salary in 2015. With regard to the other executive officers, the Compensation Committee made only small increases to their base salaries, including the base salaries of our named executive officers, in March 2015 following a review of their performance and competitive positioning.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2015:

Named Executive Officer	Base Salary
Ronald E. Stewart	$515,000
Peter Limeri	$304,500
Michael Cochrane	$329,875
Victor A. Allums	$300,760
Michael Reene*	$284,200

*	Mr. Reene left the Company effective January 25, 2016.

Cash Bonus — 2015 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide a cash bonus opportunity to certain of our senior employees, including all of our named executive officers. We continued this practice in 2015 through the 2015 Short-Term Incentive Plan (also referred to herein as the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2015 financial objectives. Approximately 50 U.S. and international employees participated in the STI Plan, including each of our named executive officers.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2015 financial performance objectives. The bonus payouts under the STI Plan, if any, were to be determined based on the Company’s level of achievement of pre-bonus adjusted EBITDA and revenue in 2015. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2015 was important to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. Adjusted EBITDA for purposes of the STI Plan is earnings from continuing operations before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period and as approved by the Compensation Committee. For the Company’s CEO and all named executive officers, any payments under the STI Plan were to be based on the following: 35% on the Company’s 2015 revenue performance and 65% on the Company’s 2015 pre-bonus adjusted EBITDA performance, which components were calculated independent of each other. If adjusted EBITDA did not exceed the established threshold level under the STI Plan, no bonus payments would be made under the STI Plan. Further, if the established threshold level of 2015 revenue for the Company under the STI Plan was not achieved, the portion of each named executive officer’s bonus based on 2015 revenue performance of the Company would not be paid.

The target bonus amounts for each named executive officer under the STI Plan were a function of the Company’s employment arrangements with each such named executive officer. Under such arrangements, the target bonus amount for each named executive officer was 50% of the officer’s base salary, except for our CEO whose target bonus amount was 75% of his base salary.

After the Company completed its annual financial planning and budgeting process for 2015, the Compensation Committee established the “threshold” (minimum) and “target” pre-bonus adjusted EBITDA and revenue goals for the STI Plan and the “maximum” revenue goal for the STI Plan. There was no “maximum” pre-bonus adjusted EBITDA established by the STI Plan. If adjusted EBITDA exceeded the “target” adjusted EBITDA established by the STI Plan, 20% of such excess would be paid to the STI Plan participants based on the ratio that such participant’s target bonus amount bears to the sum of the target bonus amounts for all STI Plan participants.

For each of the named executive officers, the “target” objectives for 2015 payments under the STI Plan were 2015 Company revenue of $159.3 million and 2015 Company pre-bonus adjusted EBITDA of $26.6 million. The minimum 2015 Company pre-bonus adjusted EBITDA for payment of any bonuses under the STI Plan was $22.75 million and the minimum 2015 Company revenue for payment of that portion of the bonuses under the STI Plan was $150 million. Based on the Company’s failure to achieve the minimum pre-bonus adjusted EBITDA performance for payment of any bonuses under the STI Plan, no bonuses were paid under the STI Plan to the Company’s named executive officers or other participants for 2015.

Long-Term Equity Incentive Compensation – Grant of PBUs. The Company currently grants annual equity awards under the Amended and Restated PRGX Global, Inc. 2008 Equity Incentive Plan. In June 2014, our shareholders approved an amendment to the 2008 Equity Incentive Plan that increased the number of available shares under the plan by 3,000,000 shares. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards, including PBUs. As of April 21, 2016, and after giving effect to the long-term equity incentive grants on March 31, 2016, there were 853,960 shares available for grant under the 2008 Equity Incentive Plan.

In 2015, long-term incentive awards to executive officers, including our named executive officers, were granted in the form of PBUs. The Compensation Committee believes that its 2015 approach to long-term incentive compensation, i.e., making equity grants which vest, if at all, only upon the attainment of certain financial performance objectives achieved by the Company over a specified performance period rather than with the mere passage of time, provides appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a PBU award only to the extent the Company achieves the designated financial performance objectives, the Compensation Committee believes that PBUs align the interest of management with those of the long-term future and financial performance of the Company and ensure that management achieves gains only to the extent that the Company achieves its performance goals.

When determining the 2015 equity grants, the Compensation Committee considered a number of factors including the projected growth of the Company’s adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the Company’s 2008 Equity Incentive Plan and the aggregate retention strength of all unvested equity held by executive officers. On March 30, 2015, the Compensation Committee made grants of equity incentive awards to certain of our employees, including the following grants of PBUs to our named executive officers:

Name	PBUs
Ronald E. Stewart	260,000
Peter Limeri	190,000
Michael Cochrane	175,000
Victor A. Allums	140,000
Michael Reene*	140,000
Catherine Lee**	140,000

*	Mr. Reene left the Company effective January 25, 2016.
**	Ms. Lee left the Company effective September 30, 2015.

The PBUs granted to executive officers in 2015 vest and become payable based on the cumulative adjusted EBITDA that the Company achieves for the two-year performance period ending December 31, 2016. At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 200% of the PBUs will become vested and payable. If performance falls between the stated performance levels, the percentage of PBUs that shall become vested and payable will be based on straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 200% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level). If vested, 50% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the share value of the remaining vested PBUs. The PBUs will become payable, if at all, no later than 15 days after the Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2017 or after April 2017).

At the time the PBUs were granted, the target performance level was designed to incentivize meaningful growth in adjusted EBITDA and was aligned with financial performance expected to result in significant enterprise value creation. Achievement of the adjusted EBITDA performance levels required for vesting of any of the PBUs would have required substantial improvement over the Company’s comparable adjusted EBITDA performance in 2014. As fiscal year 2015 was the first year of the two-year performance period, no PBUs have yet vested. Our performance through 2015 is tracking below the adjusted EBITDA threshold performance level, and the Company has determined that it is “not probable” that the threshold performance level will be achieved by the end of the two-year performance period ending December 31, 2016. As such, we do not expect any of the PBUs to vest and become payable.

For all named executive officers, in accordance with the terms of the PRGX Performance-Based Restricted Stock Unit Agreement entered into by such officers in connection with the Company’s issuance of the PBUs, a pro rata portion of the PBUs will vest in the event an officer’s employment is terminated without cause or the officer terminates employment for “good reason” and the PBUs vest and become payable in accordance with the performance vesting schedule. If an officer’s employment with the Company terminates for any other reason (including death or incapacity), the PBUs will be immediately forfeited by the officer upon the termination of his or her employment. All PBUs vest and become payable at the target performance level upon a change of control of the Company.

Employment Arrangements

We have entered into executive employment agreements with Messrs. Stewart, Limeri, Cochrane and Allums and entered into separation agreements with Mr. Reene and Ms. Lee. We describe each of these agreements in more detail below.

Employment Agreements

Ronald E. Stewart. On December 13, 2013, we entered into an executive employment agreement with Mr. Stewart, the Company’s President and CEO. Mr. Stewart’s executive employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Stewart will be eligible for an annual incentive bonus equal to 75% of his annual base salary, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vests in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

Under Mr. Stewart’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, the portion of unvested shares of restricted stock initially granted to him that will vest on an accelerated basis is to be based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock since the date of grant. In the event Mr. Stewart’s employment is terminated without cause, if he terminates his employment for “good reason,” in the event of Mr. Stewart’s death or incapacity, or if the Company chooses to not extend the term of his employment agreement, the unvested options initially granted to Mr. Stewart will vest on a pro rata basis determined by the amount of time Mr. Stewart has been employed by the Company. The outstanding options initially granted to Mr. Stewart will remain outstanding until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Stewart’s equity awards will become vested and non-forfeitable. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested options.

On April 27, 2016, we entered into an amendment to Mr. Stewart’s executive employment agreement, which extended the term of his agreement until December 31, 2018. The amendment also provides for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 stock appreciation rights, which vest and become payable in cash on June 30, 2018.

Peter Limeri. On September 11, 2014, the Company entered into an employment agreement with Mr. Limeri, the Company’s Chief Financial Officer and Treasurer. Mr. Limeri’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Limeri’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus

(target bonus equal to 50% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Limeri’s annual base salary effective as of April 1, 2016 was $330,000. Mr. Limeri also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Limeri’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Limeri in the event of the termination of his employment.

Under Mr. Limeri’s employment agreement, he was entitled to receive a one-time equity grant consisting of 50,000 shares of restricted stock and 90,000 non-qualified stock options. One-third of the restricted stock and non-qualified stock options vested on September 11, 2015 and the remaining restricted stock and non-qualified stock options will vest in equal one-half increments on each of September 11, 2016 and 2017, subject to Mr. Limeri’s continued employment with the Company. The non-qualified stock options have a six-year term and exercise prices of $6.04, $6.64 and $7.24 per share for the options vesting on September 11, 2015, 2016 and 2017, respectively. Under Mr. Limeri’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested options, restricted stock and other equity-based awards that would vest as of the next vesting date will vest based on the amount of time Mr. Limeri was employed since the date of the immediately preceding vesting date, if the awards would have vested based solely on the continued employment of Mr. Limeri. In such circumstances, any vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If Mr. Limeri’s employment with the Company terminates for any other reason, he immediately forfeits all unvested shares of restricted stock and all unvested options and, in the case of termination for cause, he also immediately forfeits all vested options. All shares of restricted stock and unvested options become 100% vested upon a change of control of the Company.

Michael Cochrane. On April 24, 2014, the Company entered into an employment agreement with Mr. Cochrane, the Company’s Senior Vice President – Global Client Operations. Mr. Cochrane’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Cochrane’s employment agreement provides for an annual base salary of $325,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Cochrane’s annual base salary effective as of April 1, 2015 was $329,875. Mr. Cochrane also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Cochrane’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Cochrane in the event of the termination of his employment.

Victor A. Allums. On November 28, 2008, the Company entered into an employment agreement with Mr. Allums, the Company’s Senior Vice President, General Counsel and Secretary. Mr. Allums’ executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’ employment agreement provides for an annual base salary of $240,000

(subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Allums’ annual base salary effective as of April 1, 2016 was $310,000. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Allums’ executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.

For each of Mr. Cochrane and Mr. Allums, in accordance with the terms of their respective employment agreements, unvested shares of restricted stock and unvested restricted stock units with service-based vesting will automatically vest in the event the officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of the officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock and unvested restricted stock units. All shares of restricted stock and restricted stock units become 100% vested upon a change of control of the Company. In accordance with the terms of these named executive officers’ respective employment agreements, all unvested options with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company is terminated for cause, the officer immediately forfeits all vested and unvested options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options, and must exercise vested options within 90 days, after which time such vested, unexercised options expire. The options become 100% vested upon a change of control.

Separation Agreements

Michael Reene. On January 22, 2016, the Company entered into a separation agreement with Mr. Reene in connection with the end of his employment, effective January 25, 2016. The separation agreement provides for the Company to make severance payments to Mr. Renee based on his annual salary at the time of termination for a period of 12 months from January 25, 2016 and to pay a prorated amount, if any, of Mr. Reene’s actual earned full-year bonus for fiscal year 2016. The separation agreement provides for the Company to continue health plan coverage for Mr. Reene, his spouse, and his eligible dependents for 12 months from January 25, 2016 on the same basis and at the same cost as if he remained employed. 60,000 of Mr. Reene’s outstanding unvested options, 6,666 shares of Mr. Reene’s outstanding unvested restricted stock vested in full once the release agreement executed by Mr. Reene became binding and irrevocable. Further, a prorated number of Mr. Reene’s unvested PBUs shall remain outstanding and be eligible to become payable in accordance with the terms of such PBUs once the release agreement executed by Mr. Reene became binding and irrevocable. Additionally, pursuant to the terms of the separation agreement, all of Mr. Reene’s outstanding vested stock options will remain outstanding until the earlier of (a) January 25, 2017 or (b) the original expiration date of the options. Mr. Reene is also entitled to outplacement services of up to $20,000. All of Mr. Reene’s other outstanding stock options, restricted stock and PBUs expired and were forfeited by Mr. Reene as of January 25, 2016. The 12-months’ salary, pro-rated bonus, healthcare plan continuation, equity vesting and outplacement provided for in the separation agreement were all in accordance with the terms of Mr. Reene’s employment agreement with the Company and the grant agreement applicable to his PBUs. As a condition to the receipt of his severance benefits, Mr. Reene entered into a customary release agreement with the Company.

Catherine Lee. On September 25, 2015, the Company entered into a separation agreement with Ms. Lee in connection with the end of her employment, effective September 30, 2015. The separation agreement provides for the Company to make severance payments to Ms. Lee based on her annual salary at the time of termination for a period of 12 months from September 30, 2015 and to pay a prorated amount, if any, of Ms. Lee’s actual earned full-year bonus for fiscal year 2015. The separation agreement provides for the Company to continue health plan coverage for Ms. Lee, her spouse, and her eligible dependents for 12 months from September 30, 2015 on the same basis and at the same cost as if she remained employed. 5,555 of Ms. Lee’s outstanding unvested options, 1,111 shares of Ms. Lee’s outstanding unvested restricted stock vested in full once the release agreement executed by Ms. Lee became binding and irrevocable. Further, a prorated number of Ms. Lee’s unvested PBUs shall remain outstanding and be eligible to become payable in accordance with the terms of such PBUs once the release agreement executed by Ms. Lee became binding and irrevocable. Additionally, pursuant to the terms of the separation agreement, all of Ms. Lee’s outstanding vested stock options will remain outstanding until the earlier of (a) September 30, 2016 or (b) the original expiration date of the options. Ms. Lee is also entitled to outplacement services of up to $20,000. All of Ms. Lee’s other outstanding stock options, restricted stock and PBUs expired and were forfeited by Ms. Lee as of September 30, 2015. The 12-months’ salary, pro-rated bonus, healthcare plan continuation, equity vesting and outplacement provided for in the separation agreement were all in accordance with the terms of Ms. Lee’s employment agreement with the Company and the grant agreement applicable to her PBUs. As a condition to the receipt of her severance benefits, Ms. Lee entered into a customary release agreement with the Company.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees, including our named executive officers. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $18,000 in 2015) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2015) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $0.9 million and $1.0 million to the 401(k) plan in each of 2015 and 2014, respectively, with respect to participant contributions in 2014 and 2013.

Perquisites

We provide our named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses, tax equalization payments and airfare reimbursement. None of our current executive officers are assigned to work outside of their home country.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate. As of December 31, 2015, all of our executive officers were in compliance with the required stock ownership guidelines.

Recoupment Policy

While the Company has not adopted a separate recoupment or “clawback” policy in the event of a financial restatement, the 2016 long-term equity incentive awards contain a “clawback” provision which provides for the reimbursement, recoupment or return as required by applicable law or any Company policy addressing compensation recoupment.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time. However, the SEC has proposed new rules regarding disclosure of “hedging” policies and the Board expects to amend the Company’s policy in light of these new rules if they are adopted as proposed.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	Short-Term Incentive Plan opportunities are determined by multiple financial performance measures, including adjusted EBITDA, a measure of profitability, have a gradual funding mechanism and/or require the achievement of a minimum adjusted EBITDA before any payout;

•	prior to 2015, long-term incentive awards have typically been awarded as a blend of stock options and either restricted stock or restricted stock units. In 2015, the Compensation Committee awarded PBUs, which are performance-based awards vesting only upon the Company’s achievement of a certain level of pre-bonus adjusted EBITDA;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and may do so again in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph E. Whitters, Chairman

David A. Cole

Mylle H. Mangum

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2015, as well as to a former executive officer who was no longer serving as an executive officer of the Company on December 31, 2015 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)

Ronald E. Stewart, President and Chief Executive Officer(4)	2015 2014 2013	515,000 515,000 58,326	— — —	1,040,000 — 981,000	— 904,733 266,390	— — —	3,000 — 121,755	1,558,000 1,419,733 1,427,471

Peter Limeri, Chief Financial Officer and Treasurer(5)	2015 2014	303,396 88,846	— —	760,000 302,000	— 154,227	— 14,031	3,000 —	1,066,396 559,104

Michael Cochrane, Senior Vice President - Global Client Operations(6)	2015 2014	328,683 317,160	— —	700,000 254,400	— 316,657	— 48,894	3,000 3,000	1,031,683 940,111

Victor Allums, Senior Vice President and General Counsel(7)	2015 2014 2013	298,020 289,849 281,262	— — —	560,000 95,400 166,500	— 153,805 72,774	— 45,192 —	3,000 3,000 3,000	861,020 587,246 523,536

Michael Reene, Senior Vice President – Growth and Market Development(8)	2015 2014	283,167 82,923	— —	560,000 120,800	— 308,454	— 13,095	3,000 —	846,167 525,272

Catherine Lee, Senior Vice President – Human Resources (9)	2015	167,675	—	560,000	—	—	273,430	1,001,105

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2015 Stock Awards compensation reported for all named executive officers relates to awards of performance-based restricted stock units (“PBUs”) granted in March 2015 pursuant to the 2008 Equity Incentive Plan. The Company’s performance through 2015 is tracking below the PBUs’ adjusted EBITDA threshold performance level, and the Company has determined that it is “not probable” that the threshold performance level will be achieved by the end of the two-year performance period ending December 31, 2016. As such, we do not expect any of the PBUs to vest and become payable. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2015.

(2)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2015.
(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2014, which amounts were paid in March 2015. Mr. Stewart voluntarily chose not to accept his earned bonus for 2014. No amounts were earned by named executive officers pursuant to the Company’s 2013 or 2015 Short-Term Incentive Plans. See “Compensation Discussion and Analysis – Cash Bonus – 2015 Short-Term Incentive Plan” for a description of the 2015 Short-Term Incentive Plan.
(4)	Mr. Stewart’s reported All Other Compensation for 2013 includes compensation for his services as a director for the period prior to his appointment as President and CEO, including $57,500 of fees earned or paid in cash, $47,430 of stock awards and $16,825 of option awards. These stock and option award values were determined consistent with footnotes 1 and 2 above. Mr. Stewart’s reported All Other Compensation for 2015 represents a matching contribution to the Company’s 401(k) Plan.
(5)	Mr. Limeri joined the Company as Senior Vice President – Finance on September 11, 2014 and began serving as the Company’s Chief Financial Officer and Treasurer on November 17, 2014. Mr. Limeri’s reported All Other Compensation for 2015 represents a matching contribution to the Company’s 401(k) Plan.
(6)	Mr. Cochrane’s reported All Other Compensation for 2014 and 2015 represents a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Allums’ reported All Other Compensation for 2013, 2014 and 2015 represents a matching contribution to the Company’s 401(k) Plan.
(8)	Mr. Reene’s reported All Other Compensation for 2015 represents a matching contribution to the Company’s 401(k) Plan.
(9)	Ms. Lee served as the Company’s Senior Vice President – Human Resources until September 30, 2015. Ms. Lee’s reported All Other Compensation for 2015 includes (i) $240,000 for separation payments, (ii) $20,000 for one year of outplacement services, and (iii) $13,000 for health care plan coverage, all of which Ms. Lee was entitled in connection with her departure from the Company on September 30, 2015.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis - Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2015. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause(3)	Death, Disability or Resignation without Good Reason(4)
		($)	($)	($)	($)
Ronald Stewart	Severance Payment	515,000	772,500	—	—
	Bonus	0	0	—	—
	Health Care Coverage	0	0	—	—
	Vested Options and Restricted Stock(5)	0	1,525,000	—	—
	Outplacement Services	20,000	20,000	—	—
Peter Limeri	Severance Payment	304,500	456,750	—	—
	Bonus	0	0	—	—
	Health Care Coverage	14,894	22,341	—	—
	Vested Options and Restricted Stock(5)	37,710	830,802	—	—
	Outplacement Services	20,000	20,000	—	—
Michael Cochrane	Severance Payment	507,520	507,520	—	—
	Bonus	0	0	—	—
	Health Care Coverage	9,414	9,920	—	—
	Vested Options and Restricted Stock(5)	129,426	780,426	—	—
	Outplacement Services	20,000	20,000	—	—
Victor Allums	Severance Payment	300,760	451,140	—	—
	Bonus	0	0	—	—
	Health Care Coverage	16,085	24,127	—	—
	Vested Options and Restricted Stock(5)	74,400	595,200	—	—
	Outplacement Services	20,000	20,000	—	—
Michael Reene	Severance Payment	284,200	426,300	—	—
	Bonus	0	0	—	—
	Health Care Coverage	6,448	9,672	—	—
	Vested Options and Restricted Stock(5)	15,085	570,402	—	—
	Outplacement Services	20,000	20,000	—	—

(1)

Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason (as defined in such named executive officer’s employment agreement), (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart, and (B) with respect to Mr. Stewart, 12 months (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) with respect to Mr. Allums and Mr. Cochrane, in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; (B) with respect to Mr. Limeri and

Mr. Reene, of a prorated number of the outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (C) with respect to Mr. Stewart, (x) if he terminates his employment for good reason or is terminated by the Company without cause, (i) of unvested options granted in connection with his appointment as CEO on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company, and (ii) of a prorated number of restricted stock granted in connected with his appointment as CEO based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock, or (y) if he terminates his employment upon the Company’s failure to renew his employment agreement, the remaining one-third of the outstanding unvested options will vest and all of his options shall remain outstanding until the earlier of one year after the date of his termination or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services for all named executive officers. Additionally, with respect to Mr. Stewart, if the Company fails to provide written notice to Mr. Stewart, at least 120 days prior to the expiration of the term of his employment agreement, that the Company does not intend to seek an extension of his term, and Mr. Stewart terminates his employment upon expiration of the term in accordance with such agreement, Mr. Stewart also shall be entitled to receive payment of the his annual base salary for a period of four months.

For all named executive officers, a pro rata portion of the performance-based restricted stock units (“PBUs”) granted in March 2015 will remain outstanding for potential vesting despite the termination of the officer’s employment without cause or the officer’s termination of employment for good reason; however, because the Company has determined that it is “not probable” that the threshold performance level will be achieved by the end of the two-year performance period ending December 31, 2016, the Company does not expect any of the PBUs to vest and become payable and therefore the Company has not assigned any value for this potential vesting in the table.

(2)	If a termination described in footnote (1) above occurs within two years of a change of control, all named executive officers would also receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart, or (B) with respect to Mr. Stewart, 18 months (the “Change in Control Severance Period”), and (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period. In addition, Mr. Stewart and Mr. Limeri’s outstanding unvested options and restricted stock will vest in full.

For all named executive officers, the PBUs granted in March 2015 will vest and become payable at the target performance level upon a change of control of the Company.

(3)	If the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.
(4)	If the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. In addition, if Mr. Stewart’s employment is terminated for reason of death or incapacity he shall also be entitled to (A) prorated vesting of unvested options granted in connection with his appointment as CEO based on Mr. Stewart’s length of service as CEO of the Company, and (B) prorated vesting of restricted stock granted in connection with his appointment as CEO based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid.
(5)	The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 31, 2015 of $3.72. These amounts do not include the value of vested equity awards as of December 31, 2015.

Ms. Lee left the Company effective September 30, 2015 and Mr. Reene left the Company effective January 25, 2016. In connection with their respective departures from the Company, Ms. Lee and Mr. Reene each entered into a separation agreement with the Company. For additional information regarding these separation agreements, please see “Compensation Discussion and Analysis – Employment Arrangements” above.

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)(3)	All other Option Awards: Number of Securities Under- lying Options	Exercise Or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(4)
		Threshold ($)	Target(5) ($)	Maximum(6) ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Ronald Stewart	— 3/30/15	25,106	386,250	—	—	—	—	260,000	—	—	1,040,000
Peter Limeri	— 3/30/15	9,787	150,566	—	—	—	—	190,000	—	—	760,000
Michael Cochrane	— 3/30/15	10,682	164,340	—	—	—	—	175,000	—	—	700,000
Victor A. Allums	— 3/30/15	9,705	149,306	—	—	—	—	140,000	—	—	560,000
Michael Reene	— 3/30/15	9,134	140,528	—	—	—	—	140,000	—	—	560,000
Catherine Lee	— 3/30/15	7,150	110,000	—	—	—	—	140,000	—	—	560,000

(1)	The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue and adjusted EBITDA objectives, all as provided in the Company’s 2015 Short-Term Incentive Plan. The Company did not achieve the specified minimum adjusted EBITDA objective under the 2015 Short-Term Incentive Plan and therefore there were no payments under the 2015 Short-Term Incentive Plan. See “Compensation Discussion and Analysis – Cash Bonus – 2015 Short-Term Incentive Plan” for a description of the 2015 Short-Term Incentive Plan.
(2)	Grants of PBUs pursuant to the 2008 Equity Incentive Plan. Each PBU corresponds to a share of the common stock of the Company. If vested, 50% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the value of the remaining vested PBUs. The PBUs vest and become payable based on the cumulative adjusted EBITDA that the Company (excluding the HCRA business) achieves for the two-year performance period ending December 31, 2016. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2017 or after April 2017).
(3)

At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 200% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 200% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level). At the time the PBUs were granted, the target performance level was designed to incentivize meaningful growth in adjusted EBITDA and was aligned with financial performance expected to result in significant enterprise value creation. Achievement of the adjusted EBITDA performance levels required for vesting of any of the PBUs would have required substantial improvement over the Company’s comparable adjusted EBITDA performance in 2014. Based on the results of the Company’s operations in 2015, we do not expect any of the PBUs to become vested and payable, because achievement of the threshold performance goals for these long-term awards is not probable.
(4)	The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2015.
(5)	At target revenue performance, 100% of the revenue component under the 2015 Short-Term Incentive Plan would have been earned and at target adjusted EBITDA performance, 100% of the EBITDA component under the 2015 Short-Term Incentive Plan would have been earned.
(6)	At maximum revenue performance, 200% of the revenue component under the 2015 Short-Term Incentive Plan would have been earned. There was no “maximum” pre-bonus adjusted EBITDA established by the 2015 Short-Term Incentive Plan. If adjusted EBITDA exceeded target adjusted EBITDA performance, 20% of such excess would have been paid to 2015 Short-Term Incentive Plan participants, with each participant’s share of such excess based on the ratio that the participant’s target bonus amount bears to the sum of the target bonus amounts for all 2015 Short-Term Incentive Plan participants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)		($)		(#)(2)		($)(3)	(#)(17)	($)(18)
Ronald Stewart	13,531 8,546 33,333 166,666 — —	— — 66,667 — 166,666 166,668	(4) (5) (6)	7.72 5.55 6.54 6.36 6.99 7.63	11/11/2019 06/16/2020 12/12/2020 06/26/2020 06/26/2020 06/26/2020	150,000	(12)	558,000	260,000	967,200
Peter Limeri	30,000 — —	— 30,000 30,000	(7) (8)	6.04 6.64 7.24	09/10/2020 09/10/2020 09/10/2020	33,334	(13)	124,002	190,000	706,800
Michael Cochrane	7,213 8,333 10,000 8,750 9,375 16,250 58,333 — —	— — — — — 8,125 — 58,333 58,333	(9) (5) (6)	2.82 3.96 6.09 7.41 7.53 5.55 6.36 6.99 7.63	05/25/2016 06/22/2017 2/16/2018 5/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	34,792	(14)	129,426	175,000	651,000
Victor Allums	29,640 18,000 33,750 20,000 28,333 — —	— — 10,000 — 28,333 28,334	(9) (5) (6)	3.96 7.41 7.53 5.55 6.36 6.99 7.63	06/22/2017 05/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	20,000	(15)	74,400	140,000	520,800
Michael Reene	60,000 — —	— 60,000 60,000	(10) (11)	6.04 6.64 7.24	09/10/2020 09/10/2020 09/10/2020	13,334	(16)	49,602	140,000	520,800
Catherine Lee	5,555	—		5.30	01/18/2021	—		—	—	—

(1)

In accordance with the terms of the employment agreements of all named executive officers other than Mr. Stewart and Mr. Limeri, all unvested options automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. With respect to Mr. Limeri, all unvested options will vest on a pro rata basis determined by the number of months elapsed since the preceding vesting date or, if none, since the grant date. With respect to Mr. Stewart, all unvested options granted in connection with his appointment as CEO will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company if his employment is terminated without cause or if he terminates his employment for “good reason.” In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If the employment with the Company of any named executive officer other than Mr. Stewart terminates for any other reason, all unvested options are immediately forfeited. With respect to Mr. Stewart, in the case of death or incapacity all unvested options granted in connection with his appointment as CEO will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company. Mr. Stewart’s unvested options are immediately forfeited if his employment terminates for any other reason. The options become 100% vested upon a change of control for all named executive officers.
(2)	In accordance with the terms of employment agreements of all named executive officers other than Mr. Stewart and Mr. Limeri, unvested shares of restricted stock with service-based vesting will automatically vest if an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. With respect to Mr. Limeri, all unvested shares of restricted stock will vest on a pro rata basis determined by the number of months elapsed since the preceding vesting date or, if none, since the grant date. With respect to Mr. Stewart, all unvested shares of restricted stock granted in connection with his appointment as CEO will vest on a pro rata basis determined by a combination of Mr. Stewart’s length of service as CEO of the Company and appreciation in the price of the Company’s stock if his employment is terminated without cause or if he terminates his employment for “good reason.” With respect to Mr. Stewart, in the case of death or incapacity unvested shares of restricted stock granted in connection with his appointment as CEO will vest on a pro rata basis determined by a combination of Mr. Stewart’s length of service as CEO of the Company and appreciation in the price of the Company’s stock. All shares of restricted stock will become 100% vested upon a change of control for all named executive officers.
(3)	Based on $3.72 per share; the closing market price of the Company’s common stock on December 31, 2015.
(4)	These options will vest in two equal installments on each of June 15, 2016 and 2017.
(5)	These options will vest on June 27, 2016.
(6)	These options will vest on June 27, 2017.
(7)	These options will vest on September 11, 2016.
(8)	These options will vest on September 11, 2017.
(9)	These options will vest on June 17, 2016.
(10)	These options would have vested on September 11, 2016 if Mr. Reene had remained with the Company. These options vested in connection with his termination from the Company on January 25, 2016.
(11)	These options were forfeited in connection with Mr. Reene’s termination from the Company on January 25, 2016.
(12)	Mr. Stewart’s restricted stock holdings represent 150,000 shares which vest on December 13, 2016.
(13)	Mr. Limeri’s restricted stock holdings represent 33,334 shares which vest in two equal installments on each of September 11, 2016 and 2017.
(14)	Mr. Cochrane’s restricted stock holdings include (a) 8,125 shares which vest on June 17, 2016, and (b) 26,667 shares which vest in two equal installments on each of June 27, 2016 and 2017.
(15)	Mr. Allums’ restricted stock holdings include (a) 10,000 shares which vest on June 17, 2016, and (b) 10,000 shares which vest in two equal installments on each of June 27, 2016 and 2017.
(16)	Mr. Reene’s restricted stock holdings represent 13,334 shares which would have vested in two equal installments on each of September 11, 2016 and 2017 if Mr. Reene had remained with the Company. A portion of the restricted stock holdings vested in connection with his termination from the Company on January 25, 2016.
(17)

Represents performance-based restricted stock units (“PBUs”) granted on March 30, 2015. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 50% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the value of the remaining vested PBUs. The PBUs vest and become payable based on the cumulative adjusted EBITDA that the Company (excluding the HCRA business) achieves for the two-year performance period ending December 31, 2016. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January

2017 or after April 2017). At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 200% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 200% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level).
(18)	This column shows the aggregate dollar value of the PBUs at the target achievement level using the closing stock price on December 31, 2015 of $3.72 per share; however, based on the results of the Company’s operations in 2015, we do not expect any of the PBUs to become vested and payable, because achievement of the threshold performance goal for these long-term awards is not probable.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)(1)
Ronald Stewart	—	—	8,546	30,253
Peter Limeri	—	—	16,666	65,664
Michael Cochrane	—	—	24,583	104,296
Victor Allums	—	—	26,250	112,663
Michel Reene	—	—	6,666	26,264
Catherine Lee	—	—	1,111	4,422

(1)	Based on the closing market price of the Company’s common stock on the date on which such shares vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the Nasdaq Listing Rules and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cole and Whitters and Ms. Mangum currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2015.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 21, 2016, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)
Headlands Capital Management, LLC(2) One Ferry Building Suite 255 San Francisco, CA 94111	2,273,766	10.36%
Ameriprise Financial, Inc.(3) 145 Ameriprise Financial Center Minneapolis, MN 55474	1,539,953	7.02%
Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	1,537,100	7.00%
Lloyd I. Miller, III(5) 3300 South Dixie Highway Suite 1-365 West Palm Beach, Florida 33405	1,432,814	6.53%
BRC Partners Opportunity Fund, L.P.(6) 600 Galleria Parkway Suite 100 Atlanta, GA 30339	1,178,173	5.37%
Northern Right Capital Management, L.P.(7) 10 Corbin Drive 3rd Floor Darien, CT 06820	1,110,908	5.06%

(1)	Applicable percentage ownership at April 21, 2016 is based upon 21,944,500 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 21, 2016 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on March 25, 2016. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,273,766 shares.
(3)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 12, 2016. Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement. Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC each reports that they may be deemed to beneficially own 1,539,953 shares. Ameriprise Financial, Inc. is the parent holding company of Columbia Management Investment Advisors, LLC. Columbia Management Investment Advisors, LLC is the investment advisor to Columbia Small Cap Core Fund.
(4)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 16, 2016. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation jointly filed the Schedule 13G pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,537,100 shares.
(5)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 17, 2016 by Lloyd I. Miller, III as (i) manager of a limited liability company that is the adviser to a certain trust, (ii) manager of a limited liability company that is the general partner to a certain limited partnership, (iii) manager of a limited liability company and (iv) an individual.
(6)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 3, 2016 by BRC Partners Opportunity Fund, L.P. (“BFOP”), B. Riley Capital Management, LLC (“BRCM”), B. Riley & Co., LLC (“BRC”) and Bryant R. Riley (“Riley”). BFOP beneficially owns 1,178,173 shares, and BRCM, as the investment advisor and general partner of BFOP, and Riley, as chairman of BRCM and portfolio manager of BFOP, are deemed to beneficially own such shares. BRC beneficially owns 175,644 shares and Riley, as chairman of BRC, is deemed to beneficially own such shares.
(7)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13D/A, as filed on April 1, 2016 by Northern Right Capital Management, L.P. (formerly known as Becker Drapkin Management, L.P.), Northern Right Capital (QP), L.P. (formerly known as Becker Drapkin Partners (QP), L.P.), Becker Drapkin Partners SLV, Ltd., BC Advisors, LLC, Steven R. Becker, and Matthew A. Drapkin jointly filed the Schedule 13D/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,110,908 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)	Certain Shares Subject to Options (1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)
Victor Allums	151,351	139,723	291,074	1.32%
Michael Cochrane	96,449	119,166	215,615	*
David A. Cole	77,440	76,875	154,315	*
Patrick G. Dills	180,432	76,875	257,307	1.17%
William F. Kimble	21,330	36,424	57,754	*
Catherine Lee(3)	751	5,555	6,306	*
Peter Limeri	44,442	30,000	74,442	*
Mylle H. Mangum	20,653	64,199	84,852	*
Gregory J. Owens	11,395	37,849	49,244	*
Michael Reene(4)	8,533	120,000	128,533	*
Ronald E. Stewart	224,377	255,409	479,786	2.16%
Joseph E. Whitters	133,153	64,199	197,352	*
All current directors and executive officers as a group (12 persons)	983,797	977,261	1,961,058	8.56%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 21, 2016 through the exercise of stock options.
(2)	Applicable percentage ownership at April 21, 2016 is based upon 21,944,500 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 21, 2016 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(3)	Ms. Lee was the Company’s Senior Vice President – Human Resources until she left the Company effective September 30, 2015. The information reported for Ms. Lee’s beneficial holdings (excluding options) is based on information available to the Company as of September 30, 2015.
(4)	Mr. Reene was the Company’s Senior Vice President – Global and Market Development until he left the Company effective January 25, 2016. The information reported for Mr. Reene’s beneficial holdings (excluding options) is based on information available to the Company as of January 25, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2015, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position
Ronald E. Stewart, President and Chief Executive Officer	61	Since December 2013
Peter Limeri, Chief Financial Officer and Treasurer	50	Since November 2014(1)
Victor A. Allums, Senior Vice President, General Counsel and Secretary	57	Since May 2006(2)
Michael Cochrane, Senior Vice President – Global Client Operations	50	Since April 2014(3)
Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer	43	Since July 2013(4)
Louise P. Winstone, Senior Vice President – Human Resources	37	Since April 2016

(1)	Mr. Limeri was originally hired as Senior Vice President – Finance in September 2014 and was promoted to his current position in November 2014.
(2)	Mr. Allums was originally hired in February 2006 as Senior Vice President and Assistant Secretary and was promoted to his current position in May 2006.
(3)	Mr. Cochrane was originally hired in February 1995 and was promoted to his current position in April 2014.
(4)	Mr. Sachdev was originally hired in April 2010 as Vice President, India Operations and was promoted to his current position in July 2013.

For biographical information regarding Mr. Stewart, please see “Information about Nominees for Election as a Class II Director” above.

Peter Limeri, Chief Financial Officer and Treasurer, joined the Company in September 2014 as Senior Vice President – Finance and was promoted to his current position in November 2014. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from February 2006 until May 2009. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operation transformations, from December 2010 until September 2014. He also served as President and Chief Financial Officer of Physiotherapy Associates, a national healthcare provider dedicated to outpatient rehabilitation and orthotics and prosthetics service, from May 2009 until November 2010.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

Michael Cochrane, Senior Vice President – Global Client Operations, is responsible for the Company’s recovery audit operations worldwide. Mr. Cochrane joined the Company in February 1995 and has vast experience in the delivery and execution of recovery audits. Prior to being promoted to his current role in April 2014, Mr. Cochrane was Vice President, Global Recovery Audit Services, and before that he was responsible for both the Company’s recovery audit services in the U.S., as well as its global audit strategy team. Mr. Cochrane has worked closely with audits and clients across the globe in the delivery of the Company’s Recovery Audit services. Prior to joining the Company, Mr. Cochrane worked in both the retail and manufacturing sectors in finance and internal audit roles.

Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer, is responsible for the Company’s global information technology operations, client data services, development of various tools and technologies for the Company’s business lines, and management of the Company’s shared services organization spread across the globe. Mr. Sachdev joined the Company as Vice President, India Operations in April 2010, and was promoted to his current position in July 2013. Prior to joining the Company, Mr. Sachdev worked as an independent consultant to the Company from September 2009 to April 2010, helping to define its outsourcing strategy. Mr. Sachdev previously worked as a Principal Architect with Infosys Technologies Limited from November of 2000 to August of 2009 and has previously worked with other global outsourcing organizations, including Mastek and NIIT.

Louise P. Winstone, Senior Vice President – Human Resources, joined the Company in January 2002 and was promoted to her current position in April 2016. Prior to being promoted to her current role, Ms. Winstone served as the Company’s Vice President, Human Resources - Europe and Asia Pacific Division since July 2015, and prior to that, she served the Company in various human resources roles between 2002 and 2015. Ms. Winstone has also worked with several other organizations in human resource-related roles including Loder Drew & Associates, Barclays Bank, and A.C.M. Accounting Services UK Limited.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2015 and 2014. All of the services described below were approved by the Audit Committee.

	2015	2014
Audit Fees (1)	$568,808	$602,140
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q
Audit-Related Fees (2)	$49,207	—
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above
Tax Fees	$12,893	$12,662
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning
All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries, reviews of registration statements and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on February 7, 2017. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2017 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 8, 2017, and no later than February 7,

2017, unless the Company’s annual meeting date in 2017 is more than 30 days before or after June 28, 2017. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2017 Annual Meeting date is advanced or delayed by more than 30 days from June 28, 2017, then proposals must be received no later than the close of business on the later of the 90th day before the 2017 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2017 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Joseph E. Whitters
Chairman

Dated: May 6, 2016

PRGX GLOBAL, INC.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 28, 2016

The undersigned shareholder hereby appoints Ronald E. Stewart, Peter Limeri and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the "Company") to be held on June 28, 2016, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

June 28, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and Proxy Statement and 2015 Annual Report on Form 10-K

are available at www.prgx.com/proxy.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

iPlease detach along perforated line and mail in the envelope provided.i

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:		2.	Ratification of Appointment of BDO USA, LLP as PRGX's independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
☐	FOR ALL NOMINEES	¡ Mylle H. Mangum	Class II director
		¡ Ronald E. Stewart	Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	The Board of Directors recommends a vote FOR ALL NOMINEES.		3.	Approval, on an advisory basis, of the compensation paid to the Company's named executive officers.	☐	☐	☐

				4.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PRGX GLOBAL, INC. COMMON STOCK PROXY CARD
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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